EXHIBIT 15

ACKNOWLEDGEMENT OF ERNST & YOUNG LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Goodrich Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Goodrich Corporation for the registration of debt securities, series preferred stock, common stock, stock purchase contracts and stock purchase units and to the incorporation by reference therein of our reports dated April 21, 2011, July 22, 2011, and October 27, 2011 relating to the unaudited condensed consolidated interim financial statements of Goodrich Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011.

/s/ Ernst & Young LLP

Charlotte, North Carolina

October 27, 2011